UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

Petro River Oil Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-49760	98-0611188
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

1980 Post Oak Blvd., Suite 2020

Houston, TX 77056

(Address of principal executive offices)

Registrant’s telephone number, including area code: (469) 828-3900

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2013, Ruben Alba and Ryan Estis resigned from the Board of Directors of Petro River Oil Corp. (the “Company”), effective immediately. Mr. Estis was also a member of the Audit Committee at the time of his resignation. The resignations were not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices.

On November 20, 2013, Daniel Smith resigned from the Board of Directors of the Company, effective immediately. His resignation was not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices.

On November 20, 2013, the Company and Scot Cohen, the Company’s Executive Chairman, entered into an amendment (the “Amendment”) to the employment agreement between the Company and Mr. Cohen, dated April 23, 2013 (the “Agreement”). Under the terms of the Amendment, the Company substituted a stock option grant of 41,666,667 fair market value stock options under the Company’s 2012 Equity Compensation Plan, at the exercise price of $0.059 per share, for cash-settled restricted stock units representing 66,340,597 shares of the Company’s common stock, which the Company had previously agreed to grant Mr. Cohen under the terms of the Agreement. These options will vest in five equal installments, with the first 20% vesting immediately upon grant, and the remaining options vesting in four equal installments on the anniversary of the grant date.

Item 9.01. Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Amendment No.1 to Employment Agreement

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2013

Petro River Oil Corp.

By:	/s/ Scot Cohen
Name:	Scot Cohen